Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833

Legislative Goal	Accomplished by the Transaction

Reduce retail electricity prices	10 percent retail price reduction for most TXU Energy residential customers
• 6% in approximately 30 days (to 14.1 c/kwh for 1,000 kwh/mo user)
• 4% additional at closing (to 13.5 c/kwh for 1,000 kwh/mo user)

Ensure no retail price hikes after “141st Day”	Provide price protection at the reduced price through September 2008 — with no term contract required

Encourage energy efficiency and conservation	Invest $400 million over 5 years in demand-side management

Separate TXU Corp subsidiaries	Creates three separate and distinct businesses:
• T&D utility
• Wholesale/Generation business
• Retail business

Separate Boards of Directors and management teams for each business.

Separate headquarters locations for each of those three businesses

Intent to attract unique Texas investors for T&D utility

Prohibit use of same name/logo by utility and	Use three distinct names/logos:
competitive affiliate	• Oncor Electric Delivery Company (T&D utility)
• Luminant Energy (Wholesale/Generation)
• TXU Energy (Retail)

Increase competitive activity by incumbent retailers	Commitment to goals of:
outside their historic area	• Tripling “out of territory” customer count over the next few years
• Substantially increasing money spent on “out of territory” marketing
• Expand/open sales offices in Houston, Corpus Christi, and Abilene

Address concerns about growing generation market share or “market power”	Coal plant construction plans will be scaled back from 11 units to 3 (so long as the transaction closes)

Commit to working with PUC on balancing energy offer policy acceptable to PUC

Support recognizing PUC “disgorgement” authority for any market power abuses

Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Additional Information and Where to Find It
     In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.